Exhibit 21.1

Subsidiaries of Krispy Kreme, Inc.
As of January 2, 2022

Name of Subsidiary		Jurisdiction of Formation
1.	1456212 Ontario Inc.	Canada
2.	Awesome Doughnut, LLC	Delaware
3.	Cotton Parent, Inc.	Delaware
4.	Glaze International Holding Ltd.	England & Wales
5.	HDN Development Corporation	Kentucky
6.	HDN Motor Coach, LLC	North Carolina
7.	Insomnia Cookies Holdings, LLC	Delaware
8.	Insomnia Cookies Operators, LLC	Delaware
9.	Insomnia Cookies, LLC	Delaware
10.	KK Canada AcquisitionCo Inc.	Canada
11.	KK Canada HoldCo ULC	British Columbia
12.	KK Canada Holdings, Inc.	Delaware
13.	KremeWorks Canada, L.P.	Delaware
14.	KremeWorks, LLC	Illinois
15.	Krispy K Canada Inc.	Canada
16.	Krispy Kreme Asia Pacific Ltd.	Hong Kong
17.	Krispy Kreme Australia PTY Ltd.	Australia
18.	Krispy Kreme Canada, Inc.	North Carolina
19.	Krispy Kreme Doughnut Corporation	North Carolina
20.	Krispy Kreme Doughnuts, Inc.	North Carolina
21.	Krispy Kreme Holding UK Ltd.	England & Wales
22.	Krispy Kreme Holdings PTY Ltd.	Australia
23.	Krispy Kreme Ireland Limited	Republic of Ireland
24.	Krispy Kreme Japan Co., Ltd.	Japan
25.	Krispy Kreme Mexico Holding, S.A. P.I. de C.V.	Mexico
26.	Krispy Kreme Mexico S. de R.L. de C.V.	Mexico
27.	Krispy Kreme New Zealand Limited	New Zealand
28.	Krispy Kreme Servicios Administrativos, S.A. de C.V.	Mexico
29.	Krispy Kreme Texas, LLC	Delaware
30.	Krispy Kreme UK Limited	England & Wales
31.	Serve U Brands Inc.	New York
32.	Sonoflou, LLC	Delaware
33.	W.K.S. Krispy Kreme, LLC	Delaware